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                                                                       EXHIBIT 5


                                              August 10, 2001



Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado 80112

Gentlemen:

         We have acted as special counsel for Liberty Media Corporation (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 relating to the registration of 89,898,257 shares of Series A common stock, par value $.01 per share, and 5,824,000 shares of Series B common stock, par value $.01 per share (collectively, "Common Stock"), which may be issued pursuant to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective August 10, 2001) (the "Plan").

         In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock issued by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Baker Botts L.L.P.

                                          Baker Botts L.L.P.